UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2016

NEW YORK & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-32315 (Commission File Number)	33-1031445 (IRS Employer Identification No.)

330 West 34th Street
9th Floor
New York, New York 10001
(Address of principal executive offices, including zip code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2016, New York & Company, Inc. (the “Company”) entered into a Second Amended and Restated Private Label Credit Card Program Agreement (the “Agreement”) with Comenity Bank, a bank subsidiary of Alliance Data Systems Corporation (“ADS”), which replaces the existing agreement with ADS and has a term through April 30, 2026.

Pursuant to the terms of the Agreement, ADS will continue to have the exclusive right to provide private label credit cards to customers of the Company. In connection with the execution of the Agreement, the Company will receive $40 million in various signing bonuses. The signing bonuses will be payable in two installments, $17.5 million by July 28, 2016 and $22.5 million on January 10, 2017. The $40 million of signing bonuses represents cash proceeds of approximately $0.62 per share, based upon the Company’s 64.8 million shares of common stock outstanding as of June 30, 2016. These proceeds will improve liquidity and provide significant resources to fund the Company’s growth initiatives. In addition, over the full term of the Agreement, the Company will also receive an increased level of royalty payments based on a percentage of net sales on the private label credit cards.

The Agreement shall remain in effect until April 30, 2026. Thereafter, the Agreement automatically renews for successive one-year terms unless either party provides the other with notice of termination. The Agreement may also be terminated by either party upon the occurrence of certain events.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibit

Exhibit No.	Description
99.1	Press release issued on July 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus Toal
Date: July 15, 2016	Name:	Sheamus Toal
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued July 14, 2016